EXHIBIT 99.1

NEWS
COLUMBIA LABORATORIES TO RESTATE EARNINGS DUE TO ADJUSTMENTS FOR INTEREST EXPENSE

Interest expense for 2007 and 2006 will decrease by $0.8 million and $0.1 million, respectively

Interest expense for 2005 will increase by $0.8 million

Retained earnings deficit as of the beginning of 2005 will increase by $1.4 million

LIVINGSTON, NJ — March 18, 2008 — Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced it will restate its financial statements for the fiscal years ended December 31, 2005 and December 31, 2006, and for the first three quarters of fiscal 2007.  The Company will request a 15-day extension from the Securities and Exchange Commission to file its annual report on Form 10-K for the year ended December 31, 2007.

The restatements relate to the accounting for interest expense for certain financing agreements the Company entered into in July 2002 and March 2003.  When the Company initially recorded each transaction, it applied the yield to maturity method to account for the interest expense and did not recognize interim payments.  The Company has now determined that it should have applied the effective yield method called for in Accounting Principles Board Opinion 21 (“APB 21”) to account for the interest expense.  As a result, the Company understated its interest expense for fiscal years 2003, 2004, and 2005, and overstated its interest expense for 2006; further, if not corrected, the Company would be overstating its interest expense for 2007, 2008, 2009, and 2010.  Over the life of each financing agreement, however, the payments and the recorded interest expense would be equal under both accounting methods.  Further, the adjustments do not change current cash flows or repayment obligations.

The Company has concluded that the timing difference in interest expense should be reflected in the 2005 reporting period as higher interest expense for that period, as well as for the earlier years 2003 and 2004.  The Company plans to increase its beginning retained earnings deficit account for 2005 by $1.4 million to account for the underreported interest in 2003 and 2004.  For 2005, the Company plans to restate its Statement of Operations to include additional interest expense of $0.8 million.  Interest expense for 2006 was overstated by $0.1 million, so the Company plans to restate its Statement of Operations for 2006 to lower interest expense by that amount.  These changes will have a cumulative effect on Stockholder’s Equity of $1.3 million at December 31, 2007.

This change in accounting for interest expense was not reflected in the Company’s March 11, 2008, press release announcing its results for the fourth quarter and fiscal year ended December 31, 2007.  As a result of the change, the Company’s reported interest expense was overstated by approximately $0.8 million, resulting in an overstatement of the net loss for 2007 by the same amount.  Total cash interest expense over the term of each financing agreement does not change.  The July 2002 financing agreement was fully paid February 29, 2008.

In addition to the accounting adjustments for interest expense described above, the Company is reclassifying its Series C Convertible Preferred Stock on its Balance Sheet from Stockholder’s Equity to temporary equities because the holders have redemption rights for certain events that are not controlled by the Company.  This reclassification represents a reduction to Stockholder’s Equity of $1.1 million in 2007, $3.2 million in 2006, and $3.3 million in 2005, respectively.  The terms of the Series C Preferred Stock have not changed from the original issuance in 1999.

In consideration of the errors that led to this restatement, the Company will report in its Form 10-K for the year ended December 31, 2007, a material weakness in its internal controls over financial reporting.  The material weakness relates to the changes in the Company’s financial statements in the aggregate resulting from the change in accounting for financing agreements and the reclassification of its Series C Convertible Preferred Stock on its Balance Sheet. Management has already taken action to remediate the material weakness.

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency.  The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men.  The Company’s partners market CRINONE® 8%, STRIANT®, and three other products to additional U.S. and foreign markets.  The Company’s research and development programs include the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy and a vaginal lidocaine product to prevent and treat dysmenorrhea. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect," “estimate,” “should,” and similar expressions.  Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel), and STRIANT® (testosterone buccal system) in the U.S.; the timely and successful development of new products, including vaginal lidocaine to prevent and treat dysmenorrhea, and new indications for current products, including PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of clinical studies, including the clinical studies of our vaginal lidocaine product candidate and the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

PROCHIEVE®, CRINONE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

Contact:
James A. Meer, Senior Vice President, CFO & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey, Co-President
Rx Communications Group, LLC
(917) 322-2571